EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on the financial statements of IGEN Networks Corp. for the period ended December 31, 2021, dated March 30, 2022, included in IGEN Networks Corp’s, Registration Statement on Form S-1 Regulation A Offering Statement Under the Securities Act of 1933 dated June 10, 2022.

Los Angeles, California
June 10, 2022